Exhibit 99.1

News Release

American Homes 4 Rent Reports Second Quarter 2022 Financial and Operating Results
Delivers Over 500 High-Quality and Energy Efficient Newly Constructed Homes
LAS VEGAS, August 4, 2022—American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high-quality single-family homes for rent, today announced its financial and operating results for the quarter ended June 30, 2022.
Highlights
•Rents and other single-family property revenues increased 15.4% year-over-year to $361.9 million for the second quarter of 2022.
•Net income attributable to common shareholders totaled $56.6 million, or $0.16 per diluted share, for the second quarter of 2022, compared to $20.1 million, or $0.06 per diluted share, for the second quarter of 2021.
•Core Funds from Operations (“Core FFO”) attributable to common share and unit holders increased 16.0% year-over-year to $0.38 per FFO share and unit for the second quarter of 2022 and Adjusted Funds from Operations (“Adjusted FFO”) attributable to common share and unit holders increased 16.8% year-over-year to $0.34 per FFO share and unit for the second quarter of 2022.
•Core Net Operating Income (“Core NOI”) from Same-Home properties increased by 10.2% year-over-year for the second quarter of 2022.
•Achieved Same-Home Average Occupied Days Percentage of 97.4% in the second quarter of 2022, while generating 14.2% rate growth on new leases.
•Delivered a total of 529 high-quality and energy efficient newly constructed homes from our AMH Development program to our wholly-owned portfolio and unconsolidated joint ventures in the second quarter of 2022, helping contribute inventory to our country’s under-supplied housing stock.
•S&P Global Ratings upgraded the Company’s corporate credit rating to BBB during the second quarter of 2022 with a stable rating outlook.
•ESG remains a top strategic priority with the July announcement of the Company’s investment in Fifth Wall’s $500 million climate fund focused on technology and other building solutions working to decarbonize the real estate industry.
“We are pleased to report another quarter of consistent double-digit Core FFO per share growth,” stated David Singelyn, American Homes 4 Rent’s Chief Executive Officer. “As our country’s economy heads into uncertain times, the American Homes 4 Rent value proposition remains differentiated by our internal development program and well capitalized, investment grade balance sheet. Combined with the sustained demand backdrop for single-family rentals, we are well-positioned to deliver strong results throughout 2022 and beyond.”
Second Quarter 2022 Financial Results
Net income attributable to common shareholders totaled $56.6 million, or $0.16 per diluted share, for the second quarter of 2022, compared to $20.1 million, or $0.06 per diluted share, for the second quarter of 2021. This increase was primarily due to a larger number of occupied properties associated with growth in the Company’s portfolio, higher rental rates and lower uncollectible rents, as well as higher net gains on property sales and lower noncash charges resulting from the redemptions of our Series F perpetual preferred shares in the second quarter of 2022 and our Series D and Series E perpetual preferred shares in the second quarter of 2021.
Rents and other single-family property revenues increased 15.4% to $361.9 million for the second quarter of 2022, compared to $313.7 million for the second quarter of 2021. Revenue growth was driven by an increase in our average occupied portfolio which grew to 54,786 homes for the second quarter of 2022, compared to 52,335 homes for the second quarter of 2021, as well as higher rental rates and lower uncollectible rents.
Core NOI from our total portfolio increased 17.0% to $205.0 million for the second quarter of 2022, compared to $175.3 million for the second quarter of 2021. This growth was driven by a 15.6% increase in core revenues resulting from a larger number of occupied properties, higher rental rates and lower uncollectible rents, partially offset by a 13.3% increase in core property operating expenses.
For the Company’s Same-Home portfolio, rents from single-family properties increased 7.7% to $266.1 million for the second quarter of 2022, compared to $247.0 million for the second quarter of 2021, which was driven by an 8.3% increase in Average Monthly Realized Rent per property, partially offset by a 50 basis point decrease in Average Occupied Days Percentage. This growth was further benefited by approximately (i) 30 basis points of contribution from higher fees and (ii) 140 basis points from lower uncollectible rents, which resulted in 9.4% growth in core revenues from Same-Home properties. Core property operating expenses from Same-Home properties increased 7.9% to $94.7 million for the second quarter of 2022, compared to $87.8 million for the second quarter of 2021. As a result, Core NOI from Same-Home properties increased 10.2% to $174.4 million for the second quarter of 2022, compared to $158.3 million for the second quarter of 2021.
Core FFO attributable to common share and unit holders was $153.2 million, or $0.38 per FFO share and unit, for the second quarter of 2022, compared to $122.8 million, or $0.33 per FFO share and unit, for the second quarter of 2021. Adjusted FFO attributable to common share and unit holders was $136.6 million, or $0.34 per FFO share and unit, for the second quarter of 2022, compared to $108.7 million, or $0.29 per FFO share and unit, for the second quarter of 2021. These improvements were primarily attributable to a larger number of occupied properties associated with growth in the Company’s portfolio, higher rental rates and lower uncollectible rents.
Year-to-Date 2022 Financial Results
Net income attributable to common shareholders totaled $112.5 million, or $0.32 per diluted share, for the six-month period ended June 30, 2022, compared to $50.3 million, or $0.16 per diluted share, for the six-month period ended June 30, 2021. This increase was primarily due to a larger number of occupied properties associated with growth in the Company’s portfolio, higher rental rates and lower uncollectible rents, as well as higher net gains on property sales and lower financing costs and noncash charges resulting from the redemptions of our Series F perpetual preferred shares in the second quarter of 2022 and our Series D and Series E perpetual preferred shares in the second quarter of 2021.
Rents and other single-family property revenues increased 14.7% to $718.0 million for the six-month period ended June 30, 2022, compared to $626.2 million for the six-month period ended June 30, 2021. Revenue growth was driven by an increase in our average occupied portfolio which grew to 54,403 homes for the six-month period ended June 30, 2022, compared to 51,980 homes for the six-month period ended June 30, 2021, as well as higher rental rates and lower uncollectible rents.
Core NOI from our total portfolio increased 16.2% to $402.4 million for the six-month period ended June 30, 2022, compared to $346.4 million for the six-month period ended June 30, 2021. This growth was driven by a 14.8% increase in core revenues resulting from a larger number of occupied properties, higher rental rates and lower uncollectible rents, partially offset by a 12.3% increase in core property operating expenses.
For the Company’s Same-Home portfolio, rents from single-family properties increased 7.7% to $526.3 million for the six-month period ended June 30, 2022, compared to $488.8 million for the six-month period ended June 30, 2021, which was driven by a 7.9% increase in Average Monthly Realized Rent per property, partially offset by a 10 basis point decrease in Average Occupied Days Percentage. This growth was further benefited by approximately (i) 30 basis points of contribution from higher fees and (ii) 130 basis points from lower uncollectible rents, which resulted in 9.3% growth in core revenues from Same-Home properties. Core property operating expenses from Same-Home properties increased 6.6% to $182.8 million for the six-month period ended June 30, 2022, compared to $171.5 million for the six-month period ended June 30, 2021. As a result, Core NOI from Same-Home properties increased 10.7% to $348.8 million for the six-month period ended June 30, 2022, compared to $315.0 million for the six-month period ended June 30, 2021.
Core FFO attributable to common share and unit holders was $303.0 million, or $0.76 per FFO share and unit, for the six-month period ended June 30, 2022, compared to $239.7 million, or $0.65 per FFO share and unit, for the six-month period ended June 30, 2021. Adjusted FFO attributable to common share and unit holders was $274.7 million, or $0.69 per FFO share and unit, for the six-month period ended June 30, 2022, compared to $215.0 million, or $0.58 per FFO share and unit, for the six-month period ended June 30, 2021. These improvements were primarily attributable to a larger number of occupied properties associated with growth in the Company’s portfolio, higher rental rates and lower uncollectible rents, as well as lower financing costs resulting from the redemptions of our Series F perpetual preferred shares in the second quarter of 2022 and our Series D and Series E perpetual preferred shares in the second quarter of 2021.
Portfolio
Average Occupied Days Percentage was 96.0% for the second quarter of 2022, compared to 96.2% for the first quarter of 2022.
Investments
As of June 30, 2022, the Company’s wholly-owned portfolio consisted of 58,715 homes, compared to 57,984 homes as of March 31, 2022, an increase of 731 homes during the second quarter of 2022, which included 315 newly constructed homes delivered through our AMH Development Program and 613 homes acquired through our National Builder Program and traditional acquisition channel, partially offset by 197 homes sold to third parties. As of June 30, 2022, the Company had 955 properties held for sale and 2,046 properties held in unconsolidated joint ventures.
Capital Activities, Balance Sheet and Liquidity
In April 2022, American Homes 4 Rent, L.P. (the “Operating Partnership”), the entity through which the Company conducts substantially all of its business and owns, directly or through subsidiaries, substantially all of its assets, issued $600.0 million of 3.625% unsecured senior notes with a maturity date of April 15, 2032 and $300.0 million of 4.300% unsecured senior notes with a maturity date of April 15, 2052. Interest on the notes is payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2022. The Operating Partnership received aggregate net proceeds of $870.3 million from these issuances, after underwriting fees of approximately $6.5 million and a $23.2 million discount, and before offering costs of approximately $1.7 million. The Operating Partnership used net proceeds from this offering to repay amounts outstanding on its revolving credit facility, for the redemption of its Series F perpetual preferred shares and for general corporate purposes.
In May 2022, the Company redeemed all 6,200,000 shares of the outstanding 5.875% Series F perpetual preferred shares, $0.01 par value per share, for cash at the liquidation preference of $25.00 per share plus any accrued and unpaid dividends.
As of June 30, 2022, the Company had cash and cash equivalents of $70.4 million and had total outstanding debt of $4.5 billion, excluding unamortized discounts and unamortized deferred financing costs, with a weighted-average interest rate of 4.0% and a weighted-average term to maturity of 12.9 years. The Company had no outstanding borrowings on its $1.25 billion revolving credit facility and had estimated net proceeds of $488.6 million available from future settlement under the January 2022 forward sale agreements at the end of the quarter. Additionally, the Company has no debt maturities, other than recurring principal amortization, until 2024. During the second quarter of 2022, the Company generated $64.3 million of Retained Cash Flow (defined below) and sold 197 properties generating $61.2 million of net proceeds.

2022 Guidance

Full Year 2022
	Previous Guidance	Current Guidance
Core FFO attributable to common share and unit holders	$1.53 - $1.59	$1.54 - $1.58
Core FFO attributable to common share and unit holders growth	12.5% - 16.9%	13.2% - 16.2%

Same-Home
Core revenues growth	7.25% - 9.25%	7.75% - 9.25%
Core property operating expenses growth	4.75% - 6.75%	4.75% - 6.75%
Core NOI growth	8.50% - 10.50%	9.25% - 10.75%

Full Year 2022
	Previous Guidance		Current Guidance
Investment Program	Properties	Investment	Properties	Investment
Wholly owned acquisitions	2,000 - 2,400	$0.8 - $1.0 billion	1,500 - 1,900	$600 - $800 million
Wholly owned development deliveries	1,300 - 1,500	$400 - $500 million	1,300 - 1,500	$400 - $500 million
Wholly owned land and development pipeline	—	$300 - $400 million	—	$300 - $400 million
Pro rata share of JV and Property Enhancing Capex	—	$100 million	—	$100 million
Total capital investment (wholly owned and pro rata JV)	3,300 - 3,900	$1.6 - $2.0 billion	2,800 - 3,400	$1.4 - $1.8 billion
Total gross capital investment (JVs at 100%)	4,100 - 4,800	$1.7 - $2.2 billion	3,700 - 4,300	$1.5 - $2.0 billion
Changes to Full Year 2022 guidance:
•$0.01 incremental Core FFO per share contribution from increased Same-Home core revenues and NOI growth driven by full year leasing performance slightly ahead of prior expectations.
•($0.01) of Core FFO per share offset from our strategically reduced 2022 investment and capital plan. Given current capital market uncertainty and potentially improving future investment opportunities, we have (1) moderated traditional channel acquisition activity and (2) no longer plan to redeem our 5.875% Series G Perpetual Preferred Shares at this time. These modifications will help preserve capital capacity, enabling us to be highly opportunistic as we evaluate all forms of potentially emerging growth opportunities during this changing economic environment.
Note: The Company does not provide guidance for the most comparable GAAP financial measures of net income or loss, total revenues and property operating expenses, or a reconciliation of the above-listed forward-looking non-GAAP financial measures to the comparable GAAP financial measures because we are unable to reasonably predict certain items contained in the GAAP measures, including non-recurring and infrequent items that are not indicative of the Company’s ongoing operations. Such items include, but are not limited to, net gain or loss on sales and impairment of single-family properties, casualty loss, Non-Same-Home revenues and Non-Same-Home property operating expenses. These items are uncertain, depend on various factors and could have a material impact on our GAAP results for the guidance period.
Additional Information
A copy of the Company’s Second Quarter 2022 Earnings Release and Supplemental Information Package and this press release are available on our website at www.americanhomes4rent.com. This information has also been furnished to the SEC in a current report on Form 8-K.

Conference Call
A conference call is scheduled on Friday, August 5, 2022 at 12:00 p.m. Eastern Time to discuss the Company’s financial results for the quarter ended June 30, 2022 and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.americanhomes4rent.com, under “Investor relations.” A replay of the conference call may be accessed through Friday, August 19, 2022 by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13731291#, or by using the link at www.americanhomes4rent.com, under “Investor relations.”
About American Homes 4 Rent
American Homes 4 Rent (NYSE: AMH) is a leading single-family property owner, leasing operator, and build-to-rent developer. Recent achievements include being named a 2022 Great Place to Work®, a 2022 Top U.S. Homebuilder by Builder100, one of America’s Most Responsible Companies 2022 and America’s Most Trusted Companies 2022 by Newsweek and Statista, and a Top ESG Regional Performer by Sustainalytics. We are an internally managed Maryland real estate investment trust (REIT) focused on acquiring, developing, renovating, leasing, and managing homes as rental properties. As of June 30, 2022, we owned 58,715 single-family properties in select submarkets in 22 states. Additional information about American Homes 4 Rent is available on our website at www.americanhomes4rent.com.
Forward-Looking Statements
This press release and the accompanying Supplemental Information Package contain “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” “outlook,” “guidance” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our 2022 Guidance, our belief that our acquisition and homebuilding programs will result in continued growth and the estimated timing of our development deliveries set forth in the Supplemental Information Package. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company’s management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and in the Company’s subsequent filings with the SEC.

American Homes 4 Rent
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share data)

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Single-family properties:
Land	$2,177,263	$2,062,039
Buildings and improvements	9,888,113	9,258,387
Single-family properties in operation	12,065,376	11,320,426
Less: accumulated depreciation	(2,228,095)	(2,072,933)
Single-family properties in operation, net	9,837,281	9,247,493
Single-family properties under development and development land	1,063,906	882,159
Single-family properties held for sale, net	159,243	114,907
Total real estate assets, net	11,060,430	10,244,559
Cash and cash equivalents	70,375	48,198
Restricted cash	151,790	143,569
Rent and other receivables	38,001	41,587
Escrow deposits, prepaid expenses and other assets	273,039	216,625
Investments in unconsolidated joint ventures	115,172	121,950
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,279	120,279
Total assets	$11,854,752	$10,962,433

Liabilities
Revolving credit facility	$—	$350,000
Asset-backed securitizations, net	1,899,602	1,908,346
Unsecured senior notes, net	2,492,610	1,622,132
Accounts payable and accrued expenses	498,279	343,526
Total liabilities	4,890,491	4,224,004

Commitments and contingencies

Equity
Shareholders’ equity:
Class A common shares ($0.01 par value per share, 450,000,000 shares authorized, 347,696,494 and 337,362,716 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively)	3,477	3,374
Class B common shares ($0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at June 30, 2022 and December 31, 2021)	6	6
Preferred shares ($0.01 par value per share, 100,000,000 shares authorized, 9,200,000 and 15,400,000 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively)	92	154
Additional paid-in capital	6,734,292	6,492,933
Accumulated deficit	(452,155)	(438,710)
Accumulated other comprehensive income	1,575	1,814
Total shareholders’ equity	6,287,287	6,059,571
Noncontrolling interest	676,974	678,858
Total equity	6,964,261	6,738,429

Total liabilities and equity	$11,854,752	$10,962,433

American Homes 4 Rent
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Rents and other single-family property revenues	$361,876	$313,654	$717,981	$626,227

Expenses:
Property operating expenses	129,270	116,578	262,913	235,272
Property management expenses	28,768	22,416	54,802	46,115
General and administrative expense	18,847	12,793	36,129	27,998
Interest expense	34,801	27,528	62,368	55,533
Acquisition and other transaction costs	7,658	2,968	13,632	7,814
Depreciation and amortization	104,415	91,117	204,369	181,188
Total expenses	323,759	273,400	634,213	553,920

Gain on sale and impairment of single-family properties and other, net	32,811	10,760	54,855	26,829
Other income and expense, net	3,627	800	5,946	1,599

Net income	74,555	51,814	144,569	100,735

Noncontrolling interest	8,343	3,218	16,655	8,143
Dividends on preferred shares	4,346	12,615	10,109	26,397
Redemption of perpetual preferred shares	5,276	15,879	5,276	15,879

Net income attributable to common shareholders	$56,590	$20,102	$112,529	$50,316

Weighted-average common shares outstanding:
Basic	348,484,158	319,752,730	347,123,576	318,380,175
Diluted	349,002,624	320,808,996	347,751,958	319,408,153

Net income attributable to common shareholders per share:
Basic	$0.16	$0.06	$0.32	$0.16
Diluted	$0.16	$0.06	$0.32	$0.16

Defined Terms

Average Monthly Realized Rent
For the related period, Average Monthly Realized Rent is calculated as the lease component of rents and other single-family property revenues (i.e., rents from single-family properties) divided by the product of (a) number of properties and (b) Average Occupied Days Percentage, divided by the number of months. For properties partially owned during the period, this calculation is adjusted to reflect the number of days of ownership.

Average Occupied Days Percentage
The number of days a property is occupied in the period divided by the total number of days the property is owned during the same period after initially being placed in-service. This calculation excludes properties classified as held for sale.

Occupied Property
A property is classified as occupied upon commencement (i.e., start date) of a lease agreement, which can occur contemporaneously with or subsequent to execution (i.e., signature).

Recurring Capital Expenditures
For our Same-Home portfolio, Recurring Capital Expenditures includes replacement costs and other capital expenditures recorded during the period that are necessary to help preserve the value and maintain functionality of our properties. For our total portfolio, we calculate Recurring Capital Expenditures by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

Same-Home Property
A property is classified as Same-Home if it has been stabilized longer than 90 days prior to the beginning of the earliest period presented under comparison. A property is removed from Same-Home if it has been classified as held for sale or has been taken out of service as a result of a casualty loss.

Stabilized Property
A property acquired individually (i.e., not through a bulk purchase) is classified as stabilized once it has been renovated by the Company or newly constructed and then initially leased or available for rent for a period greater than 90 days. Properties acquired through a bulk purchase are first considered non-stabilized, as an entire group, until (1) we have owned them for an adequate period of time to allow for complete on-boarding to our operating platform, and (2) a substantial portion of the properties have experienced tenant turnover at least once under our ownership, providing the opportunity for renovations and improvements to meet our property standards. After such time has passed, properties acquired through a bulk purchase are then evaluated on an individual property basis under our standard stabilization criteria.

Non-GAAP Financial Measures
This press release and the Second Quarter 2022 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders (“FFO attributable to common share and unit holders”), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Retained Cash Flow, Core NOI and Same-Home Core NOI, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income or loss or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Second Quarter 2022 Earnings Release and Supplemental Information Package.

Funds from Operations attributable to common share and unit holders and Retained Cash Flow
FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the definition approved by the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustments for unconsolidated partnerships and joint ventures to reflect FFO on the same basis.

Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (2) noncash share-based compensation expense, (3) hurricane-related charges, net, which result in material charges to the impacted single-family properties, (4) gain or loss on early extinguishment of debt and (5) the allocation of income to our perpetual preferred shares in connection with their redemption.

Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) Recurring Capital Expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) capitalized leasing costs incurred during the period. As a portion of our homes are recently developed, acquired and/or renovated, we estimate Recurring Capital Expenditures for our entire portfolio by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO shares and units include weighted-average common shares and operating partnership units outstanding, as well as potentially dilutive securities.
Retained Cash Flow is a non-GAAP financial measure that we believe is helpful as a supplemental measure in assessing the Company’s liquidity. This metric is computed by reducing Adjusted FFO attributable to common share and unit holders by common distributions.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders and Retained Cash Flow are not substitutes for net income or net cash provided by operating activities, each as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.

The following is a reconciliation of net income or loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders and Retained Cash Flow for the three and six months ended June 30, 2022 and 2021 (amounts in thousands, except share and per share data):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income attributable to common shareholders	$56,590	$20,102	$112,529	$50,316
Adjustments:
Noncontrolling interests in the Operating Partnership	8,343	3,218	16,655	8,143
Gain on sale and impairment of single-family properties and other, net	(32,811)	(10,760)	(54,855)	(26,829)
Adjustments for unconsolidated joint ventures	(199)	449	(570)	831
Depreciation and amortization	104,415	91,117	204,369	181,188
Less: depreciation and amortization of non-real estate assets	(3,113)	(2,605)	(6,105)	(5,393)
FFO attributable to common share and unit holders	$133,225	$101,521	$272,023	$208,256
Adjustments:
Acquisition, other transaction costs and other	7,658	2,968	13,632	7,814
Noncash share-based compensation - general and administrative	5,932	1,823	9,962	6,165
Noncash share-based compensation - property management	1,132	599	2,131	1,598
Redemption of perpetual preferred shares	5,276	15,879	5,276	15,879
Core FFO attributable to common share and unit holders	$153,223	$122,790	$303,024	$239,712
Recurring Capital Expenditures	(15,959)	(13,217)	(27,137)	(22,868)
Leasing costs	(644)	(905)	(1,179)	(1,880)
Adjusted FFO attributable to common share and unit holders	$136,620	$108,668	$274,708	$214,964
Common distributions	(72,284)	(37,541)	(144,470)	(74,508)
Retained Cash Flow	$64,336	$71,127	$130,238	$140,456

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.33	$0.27	$0.68	$0.56
Core FFO attributable to common share and unit holders	$0.38	$0.33	$0.76	$0.65
Adjusted FFO attributable to common share and unit holders	$0.34	$0.29	$0.69	$0.58

Weighted-average FFO shares and units:
Common shares outstanding	348,484,158	319,752,730	347,123,576	318,380,175
Share-based compensation plan and forward sale equity contracts (1)	950,033	1,328,529	1,056,319	1,348,541
Operating partnership units	51,376,980	51,376,980	51,376,980	51,520,074
Total weighted-average FFO shares and units	400,811,171	372,458,239	399,556,875	371,248,790
(1)Reflects the effect of potentially dilutive securities issuable upon the assumed vesting/exercise of restricted stock units and stock options and the dilutive effect of forward sale equity contracts under the treasury stock method.

Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as rents and other single-family property revenues, excluding expenses reimbursed by tenant charge-backs, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense and expenses reimbursed by tenant charge-backs.
Core NOI also excludes (1) gain or loss on early extinguishment of debt, (2) hurricane-related charges, net, which result in material charges to the impacted single-family properties, (3) gains and losses from sales or impairments of single-family properties and other, (4) depreciation and amortization, (5) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (6) noncash share-based compensation expense, (7) interest expense, (8) general and administrative expense, and (9) other income and expense, net. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs.
Core NOI and Same-Home Core NOI should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).

The following are reconciliations of core revenues, Same-Home core revenues, core property operating expenses, Same-Home core property operating expenses, Core NOI and Same-Home Core NOI to their respective GAAP metrics for the three and six months ended June 30, 2022 and 2021 (amounts in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Core revenues and Same-Home core revenues
Rents and other single-family property revenues	$361,876	$313,654	$717,981	$626,227
Tenant charge-backs	(43,137)	(38,014)	(95,409)	(83,809)
Core revenues	318,739	275,640	622,572	542,418
Less: Non-Same-Home core revenues	49,573	29,548	91,002	55,888
Same-Home core revenues	$269,166	$246,092	$531,570	$486,530

Core property operating expenses and Same-Home core property operating expenses
Property operating expenses	$129,270	$116,578	$262,913	$235,272
Property management expenses	28,768	22,416	54,802	46,115
Noncash share-based compensation - property management	(1,132)	(599)	(2,131)	(1,598)
Expenses reimbursed by tenant charge-backs	(43,137)	(38,014)	(95,409)	(83,809)
Core property operating expenses	113,769	100,381	220,175	195,980
Less: Non-Same-Home core property operating expenses	19,038	12,605	37,407	24,470
Same-Home core property operating expenses	$94,731	$87,776	$182,768	$171,510

Core NOI and Same-Home Core NOI
Net income	$74,555	$51,814	$144,569	$100,735
Gain on sale and impairment of single-family properties and other, net	(32,811)	(10,760)	(54,855)	(26,829)
Depreciation and amortization	104,415	91,117	204,369	181,188
Acquisition and other transaction costs	7,658	2,968	13,632	7,814
Noncash share-based compensation - property management	1,132	599	2,131	1,598
Interest expense	34,801	27,528	62,368	55,533
General and administrative expense	18,847	12,793	36,129	27,998
Other income and expense, net	(3,627)	(800)	(5,946)	(1,599)
Core NOI	204,970	175,259	402,397	346,438
Less: Non-Same-Home Core NOI	30,535	16,943	53,595	31,418
Same-Home Core NOI	$174,435	$158,316	$348,802	$315,020

Contact:
American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com